Exhibit 10.17

EXECUTION VERSION

TERMINAL SERVICES AGREEMENT

by and between

ENVIVA PORT OF CHESAPEAKE, LLC

and

ENVIVA WILMINGTON HOLDINGS, LLC

Dated: November 24, 2014

TABLE OF CONTENTS

Section 1.	Definitions	1

Section 2.	Term	6

Section 3.	Terminal Services; Shipment Commitment	6
3.1	Terminal Services	6
3.2	Shipment Commitment	7

Section 4.	Fees; Invoices and Payments	7
4.1	Terminal Services Fee; Included Services	7
4.2	Payment of Terminal Services Fee; Escalation	7
4.3	Taxes and Other Charges	8
4.4	Monthly Statements and Invoices	8
4.5	Payment of Fees	8
4.6	Records and Audits	9
4.7	Inventory Accounting	9
4.8	Shrinkage	9

Section 5.	Operations; Deliveries; Loading	9
5.1	Inbound Truck Deliveries	9
5.2	Use of Berth	10
5.3	Notification of Arrival of Vessels	10
5.4	Vessels	10
5.5	Demurrage	10
5.6	Compliance	11
5.7	Filings, Disclosure and Reports	11
5.8	Berth Operating Hours	11
5.9	Terminal Maintenance	11
5.10	Credentials	11
5.11	Minimum Rate of Loading Requirements; Despatch	11
5.12	Limitation of Services	12
5.13	Required Improvements	12
5.14	Ownership of Equipment	12
5.15	Title	12

Section 6.	Biomass Quality Standards; Measurement	12
6.1	Quality Requirements	12
6.2	Deliveries Not Meeting Quality Requirements	13
6.3	Commingling	13
6.4	Biomass Loss or Damage	13
6.5	Measurement	14

Section 7.	Consequential Damages Waiver	14

Section 8.	Force Majeure Event	14
8.1	General	14

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8.2	Notice	14
8.3	Make-up	15
8.4	Termination	15

Section 9.	Inspection of and Access to Terminal	15
9.1	Inspections	15
9.2	Nature of Access Right	15

Section 10.	Assignment	16
10.1	Assignment Generally	16
10.2	Permitted Assignments	16

Section 11.	Compliance with Law and Safety	16

Section 12.	Default, Termination and Other Remedies	17
12.1	Customer Default	17
12.2	Owner Remedies for Customer Default	17
12.3	Owner Default	17
12.4	Customer Remedies for Owner Default	18
12.5	Remedies of Each Party Generally	18
12.6	Lien on Biomass	18

Section 13.	Insurance	19
13.1	Customer’s Required Insurance	19
13.2	Customer Certificates of Insurance; Notification of Changes or Lapse	19
13.3	Owner’s Required Insurance	19
13.4	Owner Certificates of Insurance; Notification of Changes or Lapse	20
13.5	Reports of Accidents and Injuries	20
13.6	Application of Insurance Proceeds	20

Section 14.	Indemnity and Liability	20
14.1	Indemnification of Customer Group	20
14.2	Indemnification of Owner Group	21
14.3	Notice; Procedure	21

Section 15.	Other Representations, Warranties and Covenants	22

Section 16.	Miscellaneous	22
16.1	Notices	22
16.2	Interpretation	23
16.3	Amendment	24
16.4	Severability of Provisions	24
16.5	Entire Agreement	24
16.6	Counterparts; Electronic Signatures	24
16.7	Third Parties	24
16.8	Non-Recourse	24
16.9	Attorneys’ Fees	24
16.10	No Waiver	24

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16.11	No Agency	25
16.12	Governing Law	25
16.13	Dispute Resolution	25

Section 17.	Confidentiality	26
17.1	Confidentiality	26
17.2	Confidentiality Carve-outs	26
17.3	Securities Filings	26
17.4	Press Releases	26

Exhibit A COMMERCIAL DETAILS	A-1

Exhibit B MARINE NOMINATIONS AND SCHEDULING	B-1

Exhibit C SPECIFICATIONS	C-1

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TERMINAL SERVICES AGREEMENT

This Terminal Services Agreement (this “Agreement”) is made effective this 24th day of November, 2014 (“Effective Date”) by and between Enviva Port of Chesapeake, LLC, a Delaware limited liability company (“Owner”), and Enviva Wilmington Holdings, LLC, a Delaware limited liability company (“Customer”), sometimes referred to individually as “Party” and collectively as “Parties.” In consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions relating to the provision of marine terminal services related to the Biomass (as hereinafter defined).

RECITALS

A. Owner operates a wood pellet export facility located within the marine terminal under the jurisdiction of the Chesapeake Port Authority (the “Port Authority”) in Norfolk, Virginia (the “Terminal”) for the receipt, discharge and loading of Biomass for export by ocean-going vessel.

B. Customer is in the business of processing, purchasing and selling Biomass.

C. Owner and Customer desire to enter into this Agreement to memorialize the terms and conditions whereby Customer will deliver, or cause to be delivered, Biomass to the Terminal for the receipt, discharge and loading for export by ocean-going vessels, and Owner will provide such services for Customer, on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Owner and Customer agree as follows:

AGREEMENT

Section 1. Definitions. In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:

“Affected Party” has the meaning indicated in Section 8.1.

“Affiliate” means, with respect to any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with, such Person; provided, that for purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise, and “controlling”, “controlled by” and “under common control with” have corresponding meanings.

“Agent” means any contractor, agent, employee or other representative accessing the Terminal in connection with this Agreement on behalf of, at the request of or for the benefit of Customer.

“Bankrupt” means with respect to any Person, such Person (a) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Law; (b) has any such petition, action or proceeding filed or commenced against it and such petition, action or proceeding is not stayed or dismissed within sixty (60) Days after filing; (c) makes an assignment or any general arrangement for the benefit of creditors; (d) otherwise becomes insolvent; (e) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or (f) is generally unable to pay its debts as they become due.

“Base Index” has the meaning indicated in Section 4.2(b).

“Berth” means the berth owned by Owner and attached to the Terminal.

“Biomass” means free-flowing wood pellets comprised of wood fiber from pulpwood, timber harvest byproducts, and industrial residuals.

“Business Day” means any Day that is not a Saturday, a Sunday or any other Day on which banks in the State of New York are permitted to close.

“Charter” means a contract whereby an owner or operator of a Vessel contracts with Customer for the transportation of one or more Shipments.

“Claims” means claims, demands, suits, or causes of action, whether at law or in equity, and whether based on statute, regulation, rule, ordinance, code or standard or on theories of contract, tort, strict liability or otherwise.

“Collateral” has the meaning indicated in Section 12.6(a).

“Commencement Date” means the date on which the Source Plant has commenced the production of wood pellets at the Source Plant.

“Confidential Information” has the meaning indicated in Section 17.1.

“Contract Year” means each twelve (12) month period commencing on January 1; provided, that the first Contract Year shall begin on the Effective Date and end on December 31, 2014.

“Current Index” has the meaning indicated in Section 4.2(b).

“Customer Event of Default” has the meaning indicated in Section 12.

“Customer Group” means, collectively, Customer, its parents and Affiliates, its Agents, and its and their respective managing members, general and limited partners, officers, directors, employees, and other representatives.

“Customer Notice of Termination” has the meaning indicated in Section 12.4.

“Days” means the consecutive twenty-four (24) hour period beginning at the start of the hour ending 01:00 Eastern prevailing time on any calendar day and ending at the completion of the hour ending 24:00 Eastern prevailing time on such calendar day.

“Default Interest Rate” means, for any date, the lesser of (i) a per month rate of interest equal to one and one-half percent (1.5%) and (ii) the maximum rate permitted by Law.

“Delivery Point” means Owner’s truck scale at the Terminal.

“Domes” means each of the concrete structures at the Terminal used to protect Biomass pending its being loaded onto Vessels for transportation from the Terminal in accordance herewith.

“Event of Default” means either a Customer Event of Default or an Owner Event of Default, as applicable.

“Excluded Period” has the meaning indicated in Section 5.11.

“FIFO” means the First-In-First-Out method for costing inventory, which method assumes that the first Biomass placed in inventory in a Dome is the first Biomass unloaded from such Dome.

“Financing Party” means any and all banks or other providers of capital to Owner or Customer.

“FOB” means “FOB” or “Free on Board” as defined in Incoterms 2010 as published by the International Chamber of Commerce.

“Force Majeure Event” has the meaning set forth in Section 8.1.

“Good Industry Practices” means using the standards, practices, methods and procedures and exercising the degree of skill, care, diligence, prudence and foresight that would be expected to be observed by a skilled and experienced operator in carrying out activities the same as or similar to the Terminal Services under the same or similar circumstances as those contemplated by this Agreement.

“Governmental Entity” means any national, regional, state, provincial, municipal or local authority (including the Port Authority), department, body, board, instrumentality, commission, corporation, branch, directorate, agency, ministry, court, tribunal, judicial authority, legislative body, administrative body, regulatory body, autonomous or quasi-autonomous entity or taxing authority or any political subdivision of any of the foregoing and any Person (whether autonomous or not) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, having jurisdiction over the Person or matter in question.

“Indemnified Party” has the meaning indicated in Section 14.3.

“Indemnifying Party” has the meaning indicated in Section 14.3.

“Index” has the meaning indicated in Section 4.2(b).

“Indirect Taxes” has the meaning indicated in Section 4.3.

“Interest Rate” means, for any date, the lesser of (i) the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates” on such Day (or if not published on such Day on the most recent preceding Day on which published), plus one percent (1%) and (ii) the maximum rate permitted by Law.

“Laws” means all statutes, laws, ordinances, rules, regulations, permits, authorizations, codes, decrees, judgments, proclamations, injunctions, constitutions, decisions, orders and directives of the applicable Governmental Entity, in each case applicable to the relevant Party, the Terminal Services, the Terminal, the Berth or the location of the performance of the obligations hereunder.

“Laycan” means the defined period during which Customer must tender a Notice of Readiness to Owner that the Vessel has arrived at the anchorage or customary place of waiting and is in all regards ready to commence loading.

“Losses” means any and all losses, liabilities, fines, penalties, damages, costs and injuries, including the costs of settlements, litigation, arbitration, judgments and expenses and documented attorneys’ fees (including documented attorneys’ fees and litigation expenses in establishing the right to indemnity hereunder).

“Market Price” means, for purposes of Section 6.4, at the sole option and risk of Customer, either (a) the reasonable and documented price actually paid or received by Customer to procure or sell, as the case may be, wood pellets of similar quality and quantity; or (b) the market price for the relevant date as determined by averaging the market prices from the relevant market indices for wood pellets of similar quality delivered CIF to Antwerp, Belgium, or Rotterdam or Amsterdam, Netherlands, with equitable adjustments to such indices to conform to this Agreement, including by eliminating the built-in cost components of such indices inapplicable to the relevant Biomass, including oceangoing freight costs, loading and storage costs, and truck or rail freight costs, as applicable. An index must exhibit a minimum liquidity threshold as determined by completion of at least four (4) transactions of at least twenty-five thousand (25,000) MT per week to be used in determining the Market Price. Where there are not at least two (2) relevant indices for the relevant date or where wood pellets of similar quality are not available in the market, the market price may be determined or augmented, as the case may be, based upon the price at which Customer would be able to sell or purchase, as the case may be, the quantity of wood pellets in the market acting in a reasonable manner as determined by taking the average of price quotations for wood pellets of similar quality and quantity as of the relevant date from at least two (2) and no more than three (3) independent internationally recognized dealers/brokers or counterparties (such dealers/brokers or counterparties to be appointed by Customer).

“Master” means the captain of the relevant Vessel.

“Month” means each full calendar month during the Term of this Agreement.

“Non-Affected Party” has the meaning indicated in Section 8.1.

“Notice of Readiness” or “NOR” means a notice of readiness tendered by a Master confirming a Vessel’s arrival at the anchorage or customary place of waiting and readiness to load cargo.

“Office Hours” means the period between 09:00 and 17:00 hours Eastern prevailing time on a Business Day.

“Owner Event of Default” has the meaning indicated in Section 12.

“Owner Group” means, collectively, Owner, its parents and Affiliates, and its and their respective managing members, general and limited partners, officers, directors, employees, agents, and other representatives, including Enviva Management Company, LLC in its capacity as the contract operator of Owner’s assets.

“Owner Notice of Termination” has the meaning indicated in Section 12.2.

“Person” means any natural person, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Entity, company or other entity.

“Port Authority” has the meaning set forth in the recitals.

“Required Vessel Specifications” has the meaning indicated in Section 5.4.

“Rules” has the meaning indicated in Section 16.13.

“Shipment” means a consignment of Biomass loaded onto Vessel(s).

“Source Plant” means the wood pellet biomass production facility under construction by Customer (or one of its Subsidiaries) and to be located in Sampson County, North Carolina.

“Specifications” has the meaning indicated in Section 3.1.

“Subsidiary” means, with respect to any Person, any Person that is controlled by such Person. As used in this definition, “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract or otherwise.

“Super Holidays” has the meaning indicated in Section 5.8.

“Term” has the meaning indicated in Section 2.

“Terminal” has the meaning set forth in the recitals.

“Terminal Services” has the meaning indicated in Section 3.1.

“Terminal Services Fee” has the meaning indicated in Section 4.1.

“Vessel” means any bulk carrier or barge (including any attending tug or towboat), or other watercraft that is capable of receiving Biomass at the Terminal on behalf of, at the request of, or for the benefit of Customer.

“Weather Working Day” means a day for which vessel operations is normally conducted at a port without the interference of inclement weather.

“Wilmington Terminal” means the wood pellet export facility to be constructed and operated by Enviva Port of Wilmington, LLC located within the North Carolina State Ports Authority marine terminal in Wilmington, North Carolina, for the receipt, discharge and loading of Biomass for export by ocean-going vessels.

Section 2. Term. This Agreement is effective from the Effective Date, and shall continue in full force and effect until December 31, 2016 (the “Term”), unless earlier terminated or extended in accordance with the express provisions of this Agreement; provided that, notwithstanding anything to the contrary, the provisions of Section 3, Section 4, Section 5, Section 6, Section 8, Section 9, Section 11, Section 13 and Section 14 of this Agreement and the Exhibits hereto shall only become effective from and after the Commencement Date. Customer may, upon written notice to Owner provided no later than twelve (12) months prior to the last date of the Term, extend the Term for one (1) additional period of five (5) years from the last date of the Term. In addition, the Term shall extend for any period mutually agreed to pursuant to and in accordance with Section 8.3 of this Agreement. This Agreement shall terminate automatically on the date on which Customer receives notice from the operator of the Wilmington Terminal that the Wilmington Terminal has commenced the terminaling and export of wood pellets on a regular and sustained basis over a 30-day period that reasonably demonstrates that it is capable of handling all Biomass produced from the Source Plant (in addition to any other volumes then handled by the Wilmington Terminal); provided, however, that the Terminal Services shall continue with respect to all Biomass previously delivered to the Terminal until completed in accordance with the terms hereof.

Section 3. Terminal Services; Shipment Commitment.

3.1 Terminal Services. Owner will make its loading and unloading facilities at the Terminal available for the receipt and handling of Biomass that conforms to the specifications and sustainability criteria set forth on Exhibit C (collectively, the “Specifications”). Owner may allocate use of the Terminal facilities among its customers, including Affiliates, at its discretion, which it shall exercise in a reasonable manner. Subject to Owner’s rights to suspend hereunder in accordance with Exhibit B hereto, Owner agrees to perform the following services for Customer at the Terminal: (i) coordination of inbound Biomass-loaded trucks to, and the coordination of outbound trucks from, the Terminal; (ii) receipt of Biomass by truck at the Delivery Point, (iii) the temporary receipt, storage, and handling of Biomass at the Terminal in connection with the offloading of trucks and pending the redelivery of same onto Vessels designated by Customer; (iv) the re-delivering and loading of Biomass at the Berth onto Vessels designated by Customer; (v) such regulatory compliance reporting that Owner is required to perform as the Terminal operator; and (vi) such other services, including those set forth in

Exhibit B hereto, expressly set forth herein (collectively, the “Terminal Services”). All Terminal Services performed hereunder by Owner shall be performed in a commercially reasonable manner consistent with Good Industry Practices and in compliance with Laws. For the avoidance of doubt, Terminal Services shall not include making arrangements for the transportation of Biomass by Vessel, for which, as between the Parties, Customer shall be solely responsible to make at its own cost.

3.2 Shipment Commitment. To the extent the volume of Biomass produced from the Source Plant in a Contract Year exceeds the volume of Biomass that the operator of the Wilmington Terminal notifies Customer the Wilmington Terminal is capable of handling in such Contract Year, Customer shall cause all such excess Biomass to be delivered into the Terminal; provided, however, that the terms of this Agreement shall not apply to any volumes of Biomass produced from the Source Plant that are sold to Enviva, LP (or any of its Affiliates).

Section 4. Fees; Invoices and Payments.

4.1 Terminal Services Fee; Included Services. The fee for Terminal Services shall be invoiced at $14.00 per metric ton of Customer’s Biomass that is received by Owner at the Delivery Point (such fee, as escalated in accordance with Section 4.2(b), the “Terminal Services Fee”). Each of Owner and Customer hereby acknowledges and agrees that, except as expressly set forth in this Section 4.1, the Terminal Services Fee constitutes payment for all Terminal Services. Notwithstanding the foregoing, Customer or its Agents, as applicable, shall be obligated to pay all additional dockage and security fees imposed by the Port Authority in connection with the use of the Terminal or the Berth by any Vessel, as the same are incurred by Customer or its Agents, as applicable. The Terminal and the Berth are within the jurisdiction of the Port Authority. Customer and its Vessels may be subject to the applicable rules and fees issued by the Port Authority, including any of its tariffs, as same may be amended or revised from time to time. Accordingly, Customer and its Vessel are subject to any such applicable rules issued and fees required by the Port Authority, independent and apart from, and in addition to, Customer’s obligations to Owner under this Agreement.

4.2 Payment of Terminal Services Fee; Escalation.

(a) Customer agrees to utilize, or pay for, the Terminal Services as contemplated by this Agreement as outlined in this Section 4.2.

(b) The Terminal Services Fee will automatically adjust annually, beginning on January 1, 2015, and on January 1 of each year thereafter, to reflect the rate of increase, if any, in the Chained Consumer Price Index for All Urban Consumers (C-CPI-U), all items, U.S. city average, as published by the Bureau of Labor Statistics (the “Index”), and the Terminal Services Fee as adjusted shall be effective for the subsequent twelve (12) month period. For purposes of such adjustments, the “Base Index” shall be the Index for the month immediately preceding the month in which the Commencement Date occurs and the “Current Index” shall be the Index for the last month of the prior Contract Year. The percentage change from the Base Index to the Current Index will be calculated to the third decimal place and applied to the Terminal Services Fee to determine the change to the Terminal Services Fee in accordance with the following formula; provided, that in no event shall the operation of this Section 4.2(b) result in a reduction in any charges applicable during any period beginning on or after January 1, 2015 as compared with the charges that were applicable at any time prior to such period:

((Current Index—Base Index)/Base Index) * Terminal Services Fee = Change to Terminal Services Fee

In the event the Bureau of Labor Statistics no longer keeps or publishes the Index, the Parties agree to establish an alternative method of adjusting the Terminal Services Fee based on a currently published U.S. Government index that reflects changes in the prices paid by urban consumers for a representative basket of goods and services.

4.3 Taxes and Other Charges. In consideration of Owner’s agreement to provide Terminal Services to Customer hereunder, in addition to the other amounts owed to Owner hereunder, Customer shall be responsible for, and shall indemnify, defend and hold harmless Owner against, all taxes, assessments and fees, including ad valorem taxes, now or in the future assessed against the Biomass and the provision of Terminal Services, including any sales and use tax (collectively, “Indirect Taxes”). Customer further agrees to provide proper documentation for all claimed exemptions to Indirect Taxes.

4.4 Monthly Statements and Invoices. Within ten (10) Days following the end of each Month during the post- Commencement Date Term of this Agreement, Owner will submit to Customer a statement recording the volume of Customer’s Biomass received at the Delivery Point during the preceding Month, together with an invoice for the Terminal Services Fee and Indirect Taxes for the preceding Month. This Monthly statement and invoice will be mailed or sent by facsimile to Customer at the address indicated in Exhibit A. Each such Monthly statement will include, in addition to the identity and volume of Biomass, (i) a consecutive number, (ii) date of issuance, and (iii) a reference to the rate of Terminal Services Fee included in this Agreement.

4.5 Payment of Fees. The Terminal Services Fee and Indirect Taxes reflected in Owner’s invoices are due and payable within ten (10) Business Days after the date of receipt of Owner’s invoice by Customer. A Party may, in good faith, dispute the correctness of any invoice or any adjustment to an invoice rendered under this Agreement, or adjust any invoice for any arithmetic or computational error. Neither Party may dispute or adjust any invoice delivered more than twelve (12) months from the date of delivery of such invoice. In the event an invoice or portion thereof, or any other claim or adjustment arising hereunder, is disputed, payment of the undisputed portion of the invoice shall be required to be made when due. Any invoice dispute or invoice adjustment shall be in writing and shall state the basis for the dispute or adjustment. Payment of the disputed amount shall not be required until the dispute is resolved. Upon resolution of the dispute, any required payment shall be made within five (5) Business Days after such resolution along with interest accrued at the Interest Rate from and including the due date to but excluding the date paid. Any overpayments shall, at the option of the Party making the overpayment, be returned upon request or deducted by the Party receiving such overpayment from subsequent payments, with interest accrued at the Interest Rate from and including the date of such overpayment to but excluding the date repaid or deducted by the Party receiving such overpayment. Any dispute with respect to an invoice is waived unless the other Party is timely notified of such dispute in accordance with this Section 4.5. Any overdue amount hereunder not disputed in good faith in accordance with this Section 4.5 shall bear interest at the Default Interest Rate from and including the date due to but excluding the date paid.

4.6 Records and Audits. During the post- Commencement Date Term and for up to one (1) year after the end of the Term, Customer may, at its own expense, during Office Hours and upon reasonable advance notice so as to not unreasonably interfere with the Terminal’s or Owner’s normal business operations, inspect, copy and audit, to the extent each of the following is relevant to Owner’s obligations hereunder, Owner’s books, records, accounts, ledgers, schedules, correspondence and any other documents. Customer shall reimburse reasonable and documented out-of-pocket costs incurred by Owner in connection with this Section 4.6. Owner shall reasonably cooperate with Customer and shall provide such information as may be reasonably requested by Customer under this Section 4.6.

4.7 Inventory Accounting. The Parties agree to follow Owner’s inventory accounting policies on a per Dome basis with respect to FOB deliveries of Biomass terminaled hereunder to any customers of Customer, which may vary by Dome and shall be FIFO unless Customer is notified otherwise.

4.8 Shrinkage. Given the nature of terminal operations and the varying temperatures, Vessel configurations and other factors affecting the volume and other attributes of Biomass as it is offloaded from trucks, handled through the Terminal, and subsequently loaded onto Vessels, Customer agrees that the Biomass will be subject to shrinkage. Following Customer’s request for such calculation to the extent commercially reasonable and in any event at least once per Contract Year, Owner shall calculate the total rate of shrinkage of all Biomass in storage since the last such measurement was taken for purposes of this Agreement. Such calculation shall be made by dividing the tonnage loaded onto Vessels since the last such measurement was taken for purposes of this Agreement by the weight of all deliveries of Biomass by truck to the Delivery Point during the same period as measured upon arrival of such trucks. Customer shall bear its pro rata portion of any shrinkage based upon the weight of its Shipments during each such calculation period; provided, that Owner shall bear the risk of any shrinkage in excess of one percent (1.0%) of the weight of all deliveries of Biomass to the Delivery Point.

Section 5. Operations; Deliveries; Loading.

5.1 Inbound Truck Deliveries.

(a) Customer understands and agrees that Owner has no control over the performance of any trucking company delivering Biomass to the Terminal and that Owner shall not be responsible for the same.

(b) Owner guarantees to Customer a minimum truck unloading rate at the Terminal of 300 metric tons per hour, Weather Working Day, Saturdays, Sundays, Holidays included (WWDSSHINC), excluding Super Holidays and subject to Force Majeure Events.

(c) Owner will be under no obligation to make any arrangements with, or pay any fees to, any trucking company or otherwise with respect to the transportation of trucks to or from the Terminal. Customer will be solely responsible for making arrangements with, entering into any necessary agreement with, and the payment for any services due to trucking companies with respect to the transportation of trucks to and from the Terminal. Owner shall provide a safe weighing and unloading area and use commercially reasonable efforts to maintain an efficient traffic flow at the Delivery Point.

(d) Owner shall ensure that its truck weighing scales at the Delivery Point have been certified no less frequently than once every twelve (12) months in accordance with applicable Laws and that any operators of Owner’s scales are bonded weight masters.

5.2 Use of Berth. Customer shall have non-exclusive use of the Berth from and after the Commencement Date throughout the Term. Owner shall use due diligence to make the Berth safe and capable of accommodating Vessels with mean draft, maximum length overall and maximum beam consistent with the Berth’s dimensions and depths; provided, however, that in the event of severe weather conditions, Owner’s obligation to make the Berth available to Customer shall be limited in accordance with Good Industry Practice and applicable Laws.

5.3 Notification of Arrival of Vessels. Customer must provide Owner with and maintain updated forecasts of scheduled arrivals of its Vessels at the Terminal, which forecasts must include details as to the quantity of Biomass to be loaded aboard such Vessels. Customer must notify Owner of tentative Biomass Vessel loading dates reasonably in advance of anticipated Vessel loadings and of any revision of those dates as soon as practicable.

5.4 Vessels. Customer shall nominate Vessels to load Biomass only if they fully comply with (or hold necessary waivers from) all applicable requirements of Law and comply with the requirements set forth in Exhibit A (the “Required Vessel Specifications”). Each Vessel scheduled to load Biomass at the Berth must satisfy the requirements of the Required Vessel Specifications; provided, that Owner shall accept or reject any Vessel within one (1) Business Day of receiving such nomination and any other information required by the Required Vessel Specifications; and provided further, that Owner’s acceptance of such Vessel shall not be unreasonably withheld. In addition, Owner may screen any Vessel scheduled for loading at the Berth to ensure such Vessel is in compliance with the Required Vessel Specifications. Customer shall indemnify Owner in accordance with Section 14.2 for any loss, cost or damage resulting from failure to comply with any of the Required Vessel Specifications. Owner shall have the right to refuse to berth any Vessel or to order any Vessel to vacate the Berth if the presence or condition of any such Vessel, its cargo or its crew shall in Owner’s reasonable opinion threaten the safety of, or pose a hazard to, the Terminal, the Berth or the area surrounding the same or any Person or property thereon; provided, that Owner shall provide Customer written notice of any such refusal.

5.5 Demurrage. In the event that demurrage is payable to the applicable owner or operator of any Vessel, pursuant to the applicable Charter, and such demurrage is attributable solely to delay caused by Owner’s breach of its obligations pursuant to Section 5.11 of this Agreement, then Owner shall reimburse Customer for the amount of such demurrage paid to the applicable owner or operator with respect to the delayed Vessel; provided, that the cost of demurrage shall not exceed $15,000 per day. In all other cases, Customer shall be responsible for and shall pay demurrage to the applicable owner or operator of any Vessel in connection with this Agreement.

5.6 Compliance. Customer will provide Owner with any information, documentation, or other materials as required by Law for the unloading or loading of Biomass.

5.7 Filings, Disclosure and Reports. Each Party acknowledges that the other Party may have an obligation under Law to disclose information regarding Biomass to Governmental Authorities, parties handling Biomass, parties exposed to Biomass, and to the general public, and each Party will promptly upon the request of any such obligated Party provide such Party with any information required by Law for such disclosures. Each Party will prepare, file and maintain copies of all reports required by Law to be filed with any federal, state or local Governmental Entity concerning such Party’s activities under this Agreement and each Party will promptly provide a copy of any such reports to the other Party upon request.

5.8 Berth Operating Hours. The Berth shall be in operation for the loading of Biomass twenty-four (24) hours a Day, seven (7) Days a week, and every Day during the applicable year, except on Christmas Day, Thanksgiving Day, Labor Day, Independence Day, and New Year’s Day (collectively, “Super Holidays”). Subject to the terms and conditions of Section 5.9, Owner may take the Berth, or any portion or part thereof, out of service during the Term in order to perform routine dredging, restoration, inspections, maintenance or repairs.

5.9 Terminal Maintenance. Owner may take any facility or equipment at the Terminal, or any portion or part thereof, out of service during the Term in order to perform inspections, maintenance, or repairs. Except for any emergency in which providing advance notice is not practicable, Owner will provide Customer with at least thirty-five (35) days prior written notice of any such scheduled maintenance that may impact any Terminal Services hereunder. On or before December 1st of each year during the remaining term following the Commencement Date, Owner will provide Customer a non-binding schedule reflecting planned maintenance for the upcoming calendar year and shall provide Customer updates from time to time based on any changes to such schedule.

5.10 Credentials. Owner will require each of Customer’s carriers and contractors to execute an access agreement and, if applicable, require each employee or invitee of any such carrier or contractor to produce a valid Transportation Worker Identification Credential (TWIC) card to the extent required under Law prior to entering the Terminal and unloading or loading Biomass.

5.11 Minimum Rate of Loading Requirements; Despatch. Owner will provide equipment and facilities reasonably necessary for the loading of Biomass at the minimum rate of 18,000 metric tons per Weather Working Day, Saturdays, Sundays, Holidays included (WWDSSHINC), excluding Super Holidays (or such other loading rate as may be otherwise agreed to in writing by the Parties), subject to any Vessel limitations, and, in addition, excluding the following periods: the time taken from anchorage to the discharge berth(s), the time taken for ballasting or deballasting unless discharge is possible while maintaining the stipulated minimum rate, the time lost due to any cause attributable to the Vessel, her master, her crew or owners, that affects the working or berthing of the Vessel, the period of delay caused by any Force Majeure Event(s), any weather related delay affecting the safe loading of the Biomass in a dry condition as required, the period of stoppage of loading activities by stevedores due to strike, time taken due to disputes between master and men occasioning a stoppage of stevedores, Vessel crew, pilots or other workmen essential to the movement, working or unloading of the Vessel or the period of physical inability by the Vessel to load the cargo, including but not limited to ballasting or deballasting capacity, and each period during which such minimum rate cannot be maintained due to (i) Customer’s Biomass failing to meet the Specifications, (ii) Customer’s failure to deliver sufficient volumes of Biomass, or (iii) any action or omission of Customer or any third party not within Owner’s control (each such excluded period, including Super Holidays, an “Excluded Period”). If Owner’s actual loading rate is less than such applicable minimum rate during any Excluded Period or as a result of Vessel limitations, then, in such event, Owner will have no liability for demurrage. Customer shall be liable to pay Owner for despatch at a per diem rate (or pro-rated portion thereof) equal to fifty percent (50%) of the demurrage rate applicable to the applicable Vessel in the event that Owner loads (or causes the loading of) Biomass onto a Vessel at a rate greater than 18,000 metric tons per Weather Working Day, Saturdays, Sundays, Holidays included (WWDSSHINC), excluding Super Holidays (or such other loading rate as may be otherwise agreed to in writing by the Parties), subject to any Vessel limitations and excluding Excluded Periods. For the avoidance of doubt, such despatch payment obligations shall accrue to the extent such minimum rate is exceeded even if the related loading occurs (at Owner’s sole discretion) during any Excluded Period.

5.12 Limitation of Services. The Terminal Services hereunder are being provided to Customer only with respect to the Biomass and no other products.

5.13 Required Improvements. Owner shall perform routine maintenance and repair of the Terminal in accordance with Good Industry Practices, but will not be required to make any improvements, alterations or additions to the Terminal.

5.14 Ownership of Equipment. All fixtures, equipment and appurtenances attached to the Terminal are and shall remain the property of Owner or the Port Authority, as applicable.

5.15 Title. Subject to Section 12.6, title to the Biomass handled hereunder shall always remain with Customer. Notwithstanding anything to the contrary herein, title to the Biomass shall in no event pass to Owner at any time under or pursuant to this Agreement. Owner shall be deemed to have custody of the Biomass from the time it passes from the delivery facilities of the trucks into Owner’s receiving facilities and until it passes from the delivery facilities of Owner into the receiving facilities of a Vessel.

Section 6. Biomass Quality Standards; Measurement.

6.1 Quality Requirements. Customer represents and warrants to Owner that all Biomass tendered by or for the account of Customer for Terminal Services will conform to the Specifications. Owner will not be obligated to load or unload Biomass that fails to meet the Specifications at the time tendered by Customer, but, to the extent that Owner loads or unloads Biomass that fails to meet the Specifications, in no event will Owner have any liability whatsoever for loading or unloading such Biomass. Owner may, upon prior written notice to Customer, impose other limitations on the Biomass delivered to the Terminal in order to (a) comply with applicable Laws, (b) protect health and safety, and (c) protect the premises, equipment or facilities at the Terminal.

6.2 Deliveries Not Meeting Quality Requirements. Owner may rely upon the representations of Customer set forth below as to Biomass quality. In the event that Customer knows, or has reason to believe, that any Biomass tendered to Owner does not conform with the Specifications when tendered, it shall be the responsibility of Customer to notify Owner to such effect as soon as reasonably possible, whereupon Owner may elect to refuse tender, or, if Owner has already received such Biomass into the Terminal, cause Customer to take redelivery or otherwise dispose of the nonconforming Biomass, at Customer’s expense. Owner shall also have the right, without prejudice to any other remedy available to Owner, to reject and return to Customer any quantities of Biomass that fail to meet the Specifications, even after receipt by Owner. Notwithstanding anything in this Agreement to the contrary, Customer shall be responsible for, and shall indemnify and hold harmless the Owner Group from and against, any Claims, including damage to the biomass of others and all documented costs resulting from any Biomass received at the Terminal for Customer’s account that does not conform to the Specifications.

6.3 Commingling. Customer acknowledges and agrees that, in connection with the Terminal Services, its Biomass may be commingled or intermixed with other, similar biomass at the Terminal within the Specifications. Owner is not obligated to redeliver the identical Biomass (or Biomass matching any identical specifications) delivered by Customer into the Terminal.

6.4 Biomass Loss or Damage. Subject to Section 4.8, Owner will not be liable to Customer for any contamination, damage, degradation, misdelivery or loss of Biomass, unless and only to the extent such contamination, damage, degradation, misdelivery or loss results from Owner’s negligence. If Customer desires to protect any Biomass against insurable losses relating to contamination, damage, degradation, misdelivery or loss other than as may be attributable to Owner’s gross negligence, Customer may secure insurance at its own cost and expense. Customer must make any claims against Owner for such contamination, damage, degradation, misdelivery or loss of Biomass by notice to Owner within ninety (90) Days after the date that Customer becomes aware of such contamination, damage, degradation, misdelivery or loss, and Customer irrevocably waives any claim for which the required notice is not provided within such required time. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, OWNER’S LIABILITY ARISING OUT OF CONTAMINATION, DAMAGE, DEGRADATION, MISDELIVERY OR LOSS OF BIOMASS SHALL NEVER IN ANY EVENT EXCEED AN AMOUNT EQUAL TO (i) THE MARKET PRICE OF THE CONTAMINATED, DAMAGED, DEGRADED, MISDELIVERED OR LOST BIOMASS, LESS (ii) THE SALVAGE VALUE, IF ANY, OF THE CONTAMINATED, DAMAGED, DEGRADED, MISDELIVERED OR LOST BIOMASS, AND OWNER SHALL NOT IN ANY EVENT BE RESPONSIBLE OR LIABLE FOR ANY CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF REVENUES OR LOSS OF BUSINESS, NOR FOR PUNITIVE OR EXEMPLARY DAMAGES, NO MATTER HOW SUCH CONTAMINATION, DAMAGE, DEGRADATION, MISDELIVERY OR LOSS OF BIOMASS SHALL HAVE OCCURRED OR BEEN CAUSED.

6.5 Measurement.

(a) The weight of each delivery of Biomass shall be determined upon arrival at the Delivery Point using scales maintained and operated in accordance with procedures reasonably acceptable to Owner and Customer and professionally certified at intervals of no less than six (6) months to be in conformity with the most current, industry accepted standard.

(b) The weight of each Shipment shall be determined upon completion of loading. Customer shall appoint an independent marine surveyor, at its own expense but on behalf of both Parties jointly, to conduct a draft survey and to issue a certificate to both Parties certifying the weight of the Shipment. Shipments shall be in cargo lots of 30,000 metric tons +/-10%, at Customer’s option, or such larger vessel sizes as the Parties may mutually agree in writing.

Section 7. Consequential Damages Waiver. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER ANY CIRCUMSTANCES TO THE OTHER PARTY FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOSSES, INCLUDING LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY OR OTHER SIMILAR DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE (EXCEPT WITH RESPECT TO INDEMNITY OBLIGATIONS FOR THIRD-PARTY CLAIMS AND LOSSES).

Section 8. Force Majeure Event.

8.1 General. A Party is not responsible or liable for any delay or failure in the performance of its obligations under this Agreement to the extent such performance is prevented by a Force Majeure Event. A “Force Majeure Event” is any event or circumstance that is beyond the control of, and occurs without the fault or negligence of, the Party claiming force majeure (the “Affected Party”, and the other Party being the “Non-Affected Party”), that could not reasonably have been avoided or overcome, and was not reasonably foreseeable. A Force Majeure Event may include the following, to the extent that each satisfies the foregoing requirements: any act of God or the elements, earthquakes, floods, landslides, hurricanes, civil disturbances, sabotage, acts of public enemies, terrorism, war, blockades, insurrections, riots, epidemics, fires or explosions. For the avoidance of doubt, a lack of funds, changes in market conditions, loss of markets, changes in market pricing, changes in Laws, or the availability of subsidies or inefficiencies in operations shall not constitute a Force Majeure Event.

8.2 Notice. The Affected Party shall give the Non-Affected Party written notice within five (5) Days of the date on which the Affected Party becomes aware of the occurrence of a Force Majeure Event, describing the particulars and estimated duration of the Force Majeure Event and the proposed cure; provided, however, that failure to timely provide such notice shall not preclude the Affected Party from obtaining the relief contemplated in Section 8.1 as a result of a Force Majeure Event except to the extent that the Non-Affected Party would be materially and adversely affected as a result of the Affected Party’s failure to timely deliver such notice. Any suspension of performance as a result of a Force Majeure Event shall be of no greater scope and of no longer duration than is reasonably attributable to the Force Majeure Event; further, the Affected Party shall use commercially reasonable efforts to remedy its inability to perform its obligations under this Agreement, and shall promptly notify the Non-Affected Party when the Affected Party is able to resume performance of its obligations under this Agreement.

8.3 Make-up. In addition to the Affected Party’s obligations under Section 8.2, the Parties may mutually agree to make-up resulting delays or deficiencies due to a Force Majeure Event through an adjustment, as necessary, to the Terminal Services Fee or the Term. Any resulting extension of the Term shall be no greater than the duration of the Force Majeure Event.

8.4 Termination. Notwithstanding any other provision of this Section 8, if a Force Majeure Event lasts for more than one hundred eighty (180) consecutive Days or for more than hundred eighty (180) Days in the aggregate during any twelve (12) month period, the Non-Affected Party may terminate this Agreement upon written notice to the Affected Party; provided, however, that such one hundred eighty (180) Day period, in either case, shall be extended by an additional ninety (90) Days if the Affected Party shall, prior to the expiration of such ninety (90) Day period, have submitted to the Non-Affected Party a remedial action plan that sets forth a reasonably feasible course of repairs, improvements, changes to operations, or other actions that would permit the Affected Party to perform its obligations under this Agreement as soon as reasonably practicable and such Party pursues the remedial action plan in a commercially reasonable and diligent manner. Termination of this Agreement by a Party under this Section 8 shall be without liability to such Party; provided that such termination shall not affect any rights or obligations that may have accrued prior to such termination or that expressly or by implication are intended to survive termination, whether resulting from the event giving rise to the right to terminate or otherwise.

Section 9. Inspection of and Access to Terminal.

9.1 Inspections. Subject to Customer meeting Owner’s safety requirements and its other reasonable rules and regulations concerning activities in and around the Terminal, Owner grants to Customer and its inspectors and other Agents the right to enter the Terminal (a) for purposes of observing and verifying Owner’s performance hereunder, and (b) during normal business hours and upon reasonable prior notice, for purposes of examination, testing and audit of any scale or other equipment, Terminal records pertaining to the loading of Biomass and Owner’s operational procedures and practices from time to time, which rights under both clauses (a) and (b) will be exercised in a way that will not interfere with or diminish Owner’s control over or its operation of the Terminal or the Berth and will be subject to reasonable rules and regulations from time to time promulgated by Owner.

9.2 Nature of Access Right. Customer acknowledges that any grant of the right of access to the Terminal or the Berth under this Agreement or under any document related to this Agreement is a grant of merely a license and conveys no interest in or to the Terminal or any part thereof.

Section 10. Assignment.

10.1 Assignment Generally. Except as otherwise expressly provided in this Section 10, neither Party may directly or indirectly assign its rights and obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any purported assignment made other than in accordance with this Section 10 shall be null and void ab initio.

10.2 Permitted Assignments. Notwithstanding Section 10.1, the following are permitted, subject to the following terms and conditions:

(a) collateral assignment by a Party to its Financing Parties, and further assignment by such Financing Parties following any foreclosure of their security interest in this Agreement, in which case neither such Party nor, following any post-foreclosure assignments, its Financing Parties shall have any liability with respect to the future performance of this Agreement;

(b) assignment by a Party to an Affiliate of such Party; provided, however, that, in the case of any assignment by a Party to an Affiliate without the express consent of the other Party to such specific assignment, the assigning Party shall remain jointly and severally liable for the assigned obligations and shall notify the other Party of the assignment (and identify the name of, and notice address information for, such Affiliate), unless (i) in the case of an assignment by either Party, the assignment is made to the successor to all or substantially all of the assets of Owner or Customer, or (ii) in the case of an assignment by Customer, the assignment is made to a direct or indirect wholly-owned Subsidiary of Customer (or such successor), so long as the performance of all such Subsidiary’s obligations under this Agreement is guaranteed by Customer (or such successor) under a guaranty that is in form and substance reasonably satisfactory to Owner; and

(c) subcontracting and the assignment of rights and delegation of obligations by Owner (without relieving Owner of its obligations to Customer hereunder), including to Enviva Management Company, LLC from time to time consistent with any Management Services Agreement between Enviva Management Company, LLC and Owner (or an Affiliate of Owner) under which Owner is a “Service Recipient”.

Section 11. Compliance with Law and Safety. Customer warrants that the Biomass tendered by it is produced and transported, and Owner warrants that the Terminal and the Terminal Services provided by it under this Agreement are, in material compliance with all applicable Laws and the then-current version of NFPA 664: Standard for the Prevention of Fires and Explosions in Wood Processing and Woodworking Facilities or any successor publication. Each Party also warrants that it may lawfully receive and handle the Biomass, and it will furnish to the other Party any evidence required to provide compliance with such Laws, and will file with governmental agencies any required reports evidencing such compliance with those Laws.

Section 12. Default, Termination and Other Remedies.

12.1 Customer Default. Each of the following shall be deemed an event of default by Customer hereunder (each, a “Customer Event of Default”):

(a) Customer fails to perform any of its material obligations under this Agreement (not otherwise provided for as a separate Customer Event of Default under this Agreement), for a period of thirty (30) Days after Customer’s receipt of written notice thereof; provided, that such period shall be extended for an additional reasonable period if such failure is capable of being cured but a cure cannot be reasonably effected within thirty (30) Days, corrective action is instituted by Customer within the thirty (30) Day period and such action is diligently pursued until such default is corrected; provided further, that the cure period shall in no event exceed ninety (90) Days from Customer’s receipt of the written notice of the performance failure;

(b) Except for disputed fees or charges under this Agreement, if Customer fails to pay any amounts due hereunder, which failure continues for a period of ten (10) Days after the date on which written notice of a failure to pay is received by Customer; or

(c) Customer becomes Bankrupt.

12.2 Owner Remedies for Customer Default. Upon the occurrence and during the continuation of a Customer Event of Default, and at any time following the expiration of the respective periods referred to in Section 12.1, in addition to any other rights set forth elsewhere in this Agreement or provided by Law, Owner may serve a written notice upon Customer (an “Owner Notice of Termination”) that Owner elects to terminate this Agreement upon a specified date which shall be no earlier than one (1) Day and no later than twenty (20) Days after the date of serving such Owner Notice of Termination, and this Agreement shall then expire on the date so specified as if that date had been originally fixed as the expiration date of the term herein granted, without waiving any other remedies that Owner may have. No Customer Event of Default shall be deemed waived unless in writing and signed by Owner.

12.3 Owner Default. Each of the following shall be deemed an event of default by Owner hereunder (each, an “Owner Event of Default”):

(a) Owner fails to perform any of its material obligations under this Agreement (not otherwise provided for as a separate Owner Event of Default under this Agreement) for a period of thirty (30) Days after Owner’s receipt of written notice thereof; provided, that such period shall be extended for an additional reasonable period if a cure cannot be reasonably effected within thirty (30) Days, corrective action is instituted by Owner within the thirty (30) Day period and such action is diligently pursued until such default is corrected; provided further, that the cure period shall in no event exceed ninety (90) Days from Owner’s receipt of the written notice of the performance failure;

(b) Except for disputed fees or charges under this Agreement, if Owner fails to pay any amounts due hereunder, which failure continues for a period of ten (10) Days after the date on which written notice of a failure to pay is received by Owner; or

(c) Owner becomes Bankrupt.

12.4 Customer Remedies for Owner Default. Upon the occurrence and during the continuation of an Owner Event of Default, and at any time following the expiration of the respective periods referred to in Section 12.3, in addition to any other rights set forth elsewhere in this Agreement or provided by Law, Customer may serve a written notice upon Owner that Customer elects to terminate this Agreement upon a specified date (a “Customer Notice of Termination”) which shall be no earlier than one (1) Day and no later than twenty (20) Days after the date of serving such Customer Notice of Termination. This Agreement shall expire on the date specified in such Customer Notice of Termination as if that date had been originally fixed as the expiration date of the term herein granted, without waiving any other remedies that Customer may have. No Owner Event of Default shall be deemed waived unless in writing and signed by Customer.

12.5 Remedies of Each Party Generally. Without limiting its rights under this Agreement, after an Event of Default, the non-defaulting Party may set off any or all amounts due and owing to it by the defaulting Party against any or all amounts due and owing by it or any of its wholly-owned Affiliates to the defaulting Party (whether under this Agreement or otherwise and whether or not then due). Nothing in this Section 12.5 is intended in any way to limit or prejudice any other rights or remedies the non-defaulting Party may have under this Agreement or at law. The remedies of the non-defaulting Party provided in this Agreement are not exclusive and, except as otherwise expressly limited by this Agreement, are in addition to all other remedies of the non-defaulting Party at law or in equity.

12.6 Lien on Biomass.

(a) Owner, as operator of the Terminal and bailee of Customer’s Biomass, is hereby granted a first and preferred lien on: (i) the Biomass from the time of receipt until delivery to Customer; and (ii) any property of Customer located at the Terminal or any other terminal facility owned or operated by Owner or its Affiliates or otherwise in the custody of Owner or its affiliates to secure the payment of all sums due from Customer under this Agreement (the “Collateral”). Customer hereby authorizes Owner to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Customer, in each case where permitted by law, and to take any and all other actions necessary to secure its interest in the Collateral. In addition, Customer agrees that from time to time it will promptly execute and deliver all instruments and documents, and take all further action, that Owner may reasonably request as being necessary or desirable in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Owner to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Customer will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Owner may request as being necessary or desirable in order to perfect and preserve the security interests granted or purported to be granted hereby.

(b) In the event Customer should fail to pay sums owed by it to Owner, after notice in accordance with Section 12.1(b), Owner may proceed in law to enforce its lien to satisfy all contractual and statutory obligations of Customer, including all costs, attorneys’ fees, and expense incurred by Owner in the enforcement of its lien and the recovery of monies owed to it by Customer. Customer hereby agrees that in the event of any such default, in addition to other remedies set forth herein and as may be available under law, Owner may sell, on commercially reasonable terms, any such Collateral upon which Owner has a lien to satisfy any debt owed by Customer to Owner out of the proceeds thereof. Customer hereby waives any right to notice or otherwise associated with any such sale to which it may be entitled under this Agreement or at law or in equity.

Section 13. Insurance.

13.1 Customer’s Required Insurance. Customer, at Customer’s sole cost and expense, shall carry and maintain the following insurance with companies authorized to do business in the applicable jurisdictions and possessing a minimum A.M. Best rating of A-VIII:

(a) Commercial General Liability insurance with minimum limits of $1,000,000 per occurrence, $2,000,000 aggregate, covering bodily injury liability, personal injury liability and property damage liability, and including contractual liability, products and completed operations coverage;

(b) Statutory Worker’s Compensation insurance;

(c) Employer’s Liability insurance with a minimum limit of $1,000,000 each accident; and

(d) Automobile Liability insurance with a minimum limit of $1,000,000 each accident; and

(e) Umbrella policy with a minimum limit of $5,000,000, scheduling General Liability, Automobile Liability and Employers Liability coverages.

13.2 Customer Certificates of Insurance; Notification of Changes or Lapse. Customer shall submit certificates of all insurance required under Section 13.1 to Owner. All policies shall contain a waiver of subrogation against Owner. All such general liability policies with the exception of Workers Compensation and the required certificates relating thereto shall name Owner (including its officers and directors), Owner’s consultants, lenders, and the agents and employees of any of them, as additional insured. The additional insured clause shall be ISO Additional Insured Endorsement CG 20 10 11 85 or a substitute providing equivalent coverage under the general liability and umbrella program. All policies shall provide that the insurance carrier will give Owner thirty (30) Days prior written notice of the expiration or any cancellation or change in coverage of such policies.

13.3 Owner’s Required Insurance. Owner, at Owner’s sole cost and expense, shall carry and maintain the following insurance with companies authorized to do business in the applicable jurisdictions and possessing a minimum A.M. Best rating of A-VIII:

(a) Commercial General Liability insurance with minimum limits of $5,000,000 per occurrence, $10,000,000 aggregate, covering bodily injury liability, personal injury liability and property damage liability, and including contractual liability, products and completed operations coverage;

(b) Statutory Worker’s Compensation insurance;

(c) Employer’s Liability insurance with a minimum limit of $5,000,000 each accident; and

(d) Automobile Liability insurance with a minimum limit of $5,000,000 each accident;

(e) Umbrella policy, with a minimum limit of $5,000,000, scheduling General Liability, Automobile Liability and Employers Liability coverages; and

(f) so called “All Risk” physical damage insurance, including flood and earthquake, covering loss or damage to the Terminal, including with respect to any trade fixtures, machinery, equipment, and other personal property located in or about the Terminal in an amount not less than one hundred percent (100%) of the full replacement cost thereof from time to time.

13.4 Owner Certificates of Insurance; Notification of Changes or Lapse. Owner shall submit certificates of insurance required under Section 13.3 to Customer. All policies shall contain a waiver of subrogation against Customer. All such general liability policies with the exception of Workers Compensation and the required certificates relating thereto shall name Customer (including its officers and directors), Customer’s consultants, lenders, and the agents and employees of any of them, as additional insured. The additional insured clause shall be ISO Additional Insured Endorsement CG 20 10 11 85 or a substitute providing equivalent coverage under the general liability and umbrella program. All policies shall provide that the insurance carrier will give Customer thirty (30) Days prior written notice of the expiration or any cancellation or change in coverage of such policies.

13.5 Reports of Accidents and Injuries. Owner and Customer will provide prompt written notice to each other of all accidents or occurrences resulting in injuries to employees or third parties, or damage to property arising out of or during the course of the performance under this Agreement and, as soon as practical, will furnish each other with a copy of all reports made by any insurance underwriter or non-privileged reports to others of such accidents or occurrences.

13.6 Application of Insurance Proceeds. Owner shall apply any insurance proceeds directly to the replacement or repair of damaged assets to which such insurance proceeds relate.

Section 14. Indemnity and Liability.

14.1 Indemnification of Customer Group. To the fullest extent permitted by law, and except as otherwise provided herein this Agreement (including Section 6.4), Owner hereby agrees to release, protect, defend, indemnify, and hold harmless the Customer Group from and against any and all Claims and Losses (inclusive of Claims made by or Losses of, directly or indirectly, a Third Party) resulting from injury to or death of individuals or loss or destruction of or damage to tangible property (including Vessel damage), to the extent such Claims and Losses arise as a result of or in connection with the negligence or willful misconduct of Owner in connection with or related to the Terminal Services or this Agreement; provided, however, that Owner shall not be required to defend, indemnify or hold harmless any member of the Customer Group for any Claims and Losses to the extent such Claims and Losses are due to the negligence or willful misconduct of Customer.

14.2 Indemnification of Owner Group. To the fullest extent permitted by law, and except as otherwise provided herein this Agreement, Customer hereby agrees to release, protect, defend, indemnify, and hold harmless the Owner Group from and against any and all Claims and Losses (inclusive of Claims made by or Losses of, directly or indirectly, a Third Party) resulting from injury to or death of individuals or loss or destruction of or damage to tangible property (including damage to Terminal equipment and facilities), to the extent such Claims and Losses arise as a result of or in connection with the negligence or willful misconduct of Customer in connection with or related to the Terminal Services or this Agreement; provided, however, that Customer shall not be required to defend, indemnify or hold harmless any member of the Owner Group for any Claims and Losses to the extent such Claims and Losses are due to the negligence or willful misconduct of Owner.

14.3 Notice; Procedure. Not later than fifteen (15) Days after receipt of written notice from either Party of any Claim or Losses related to any Claim for which such Party or a member of such Party’s Owner Group or Customer Group, as applicable, is seeking indemnification under this Agreement (such Party or member of such Party’s Owner Group or Customer Group seeking indemnification, collectively, the “Indemnified Party”), the Party receiving such notice (the “Indemnifying Party”) shall, to the extent that such Claim or Losses are indemnifiable by the Indemnifying Party hereunder, affirm in writing by notice to the Indemnified Party that the Indemnifying Party will indemnify, defend and hold harmless the Indemnified Party in accordance with this Agreement and will, at its own cost and expense, assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the defense thereof with counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to be represented therein by counsel of its own selection at its own expense or, in the event that the Indemnifying Party breaches any of its obligations hereunder to timely and diligently assume and conduct the defense of such Claim, at the expense of the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise or permit a default judgment or a consent to entry of any judgment with respect to any Claim for which it has indemnification obligations hereunder unless such settlement or compromise or judgment is solely for the payment of money and includes a complete and unconditional release of the Indemnified Party with respect to all liability related to such Claim and Losses related to such Claim upon the making of such payment.

Section 15. Other Representations, Warranties and Covenants.

15.1 Representations and Warranties . As a material inducement to entering into this Agreement, each Party, with respect to itself, represents and warrants to the other Party as of the Effective Date of this Agreement as follows:

(a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform its obligations hereunder, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to materially adversely affect its ability to perform this Agreement;

(b) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not conflict with or violate any of the terms or conditions in its governing documents or any agreement to which it is a party, or any law, rule, regulation, order, writ, judgment, decree or other legal or regulatory determination applicable to such Party;

(c) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and other Laws affecting creditor’s rights generally, or by the exercise of judicial discretion in accordance with general principles of equity;

(d) to such Party’s knowledge, there are no actions, proceedings, judgments, rulings or orders, issued by or pending before any court or arbitral body that would materially adversely affect its ability to perform its obligations under this Agreement; and

(e) no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Entity or any other Person required as of the date hereof, which has not been received, waived or satisfied as of the Effective Date, is required for the valid execution and delivery of this Agreement.

Section 16. Miscellaneous .

16.1 Notices . Except as expressly provided in this Agreement, any notice, demand, offer, or other communication required or permitted to be given pursuant hereto shall be in writing signed by the Party giving such notice, demand, offer, or other communication and shall be hand delivered or sent by registered mail, overnight courier or facsimile to the other Party at its address set forth below. Each Party may change its address by providing notice under this Section 16.1 to the other Party. Unless otherwise provided herein, all notices, requests or other communications hereunder shall be effective at the end of Office Hours on the Day actually received, if received during Office Hours, and otherwise shall be effective at the close of Office Hours on the first Business Day after the Day on which received.

If to Owner:	Enviva Port of Chesapeake, LLC
7200 Wisconsin Avenue
Suite 1000
Bethesda, MD 20815
Attention: General Counsel
Facsimile: (240) 482-3774

If to Customer:	Enviva Wilmington Holdings, LLC
c/o Enviva Development Holdings, LLC (as Managing Member)
7200 Wisconsin Avenue
Suite 1000
Bethesda, MD 20815
Attention: General Counsel
Facsimile: (240) 482-3774

16.2 Interpretation. Except as otherwise set forth herein, or where the context of this Agreement otherwise requires:

(a) headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(b) the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural;

(c) the terms “hereof”, “herein,” “hereto” and similar words refer to this entire Agreement and not any particular Section, Exhibit or any other subdivision of this Agreement;

(d) references to “Section” or “Exhibit” are to this Agreement unless specified otherwise;

(e) reference to “this Agreement” (including any Exhibit hereto) or any other agreement or document shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated, and shall include a reference to any agreement or document that amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms;

(f) references to any law, statute, rule, regulation, standard (including for testing and sampling), notification or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(g) references to any Person shall be construed as a reference to such Person’s successors and permitted assigns;

(h) “includes”, “including” and similar phrases mean “including, without limitation”;

(i) all Exhibits are incorporated herein and made a part of this Agreement for all purposes; and

(j) references to “or” will be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” will be interpreted to mean “and/or” rather than “either/or”).

16.3 Amendment. No amendment, supplement or other modification of this Agreement shall be valid unless evidenced in writing and signed by both Parties.

16.4 Severability of Provisions. If any provision of this Agreement is found to be void and unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue to have full force and effect. The Parties shall, in such event, negotiate in good faith to agree to a mutually satisfactory valid and enforceable substitute provision implementing to the fullest extent possible the intentions of the Parties at the Effective Date.

16.5 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and, except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations, undertakings and agreements of the Parties in respect of the subject matter hereof. This Agreement supersedes all prior meetings, correspondence, and negotiations between the Parties. There are no representations, warranties, covenants, agreements or collateral understandings, oral or otherwise (express or implied) of any kind between the Parties in respect of the subject matter hereof, except as contained herein.

16.6 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which shall together constitute one and the same instrument. Any executed counterpart may be delivered in portable document format (.pdf) or by other electronic means and, when so delivered, shall be legally enforceable in accordance with its terms.

16.7 Third Parties. This Agreement and all rights hereunder are intended for the sole benefit of the Parties and shall not imply or create any rights on the part of, or obligations to, any other Person (other than to members of the Customer Group and Owner Group pursuant to and in accordance with Section 6.2 and Section 14).

16.8 Non-Recourse. The Parties’ respective obligations hereunder are intended to be the obligations of the respective Parties only and no recourse for any obligation of a Party hereunder, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, partner, member, officer or director, or Affiliate, as such, past, present or future of such Party.

16.9 Attorneys’ Fees. The Parties agree that in the event either of the Parties institutes legal proceedings to enforce any of the terms of this Agreement, all court costs and reasonable attorneys’ fees incurred by the substantially prevailing Party shall be reimbursed by the other Party.

16.10 No Waiver. Either Party’s waiver of any breach or failure to enforce any of the terms of this Agreement at any time shall not in any way affect, limit, modify, or waive such Party’s right thereafter to enforce or compel strict compliance with every term hereof, notwithstanding such waiver or failure or any course of dealing or custom of the trade.

16.11 No Agency. No Party shall be deemed hereunder to be an agent of, or partner or joint venturer with, any other Party.

16.12 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK AND, WHERE APPLICABLE, THE GENERAL MARITIME LAW OF THE UNITED STATES, WITHOUT REFERENCE TO ANY CHOICE OF LAW PRINCIPLE THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW.

(b) The United Nations Convention on Contracts for International Sale of Goods shall not apply to this Agreement.

(c) The Parties acknowledge and agree that: (i) this Agreement is for the purpose of providing terminalling services, which shall not include storage services except as may be incidental to providing such terminalling services, (ii) each of the Domes used in connection with the provision of the Terminal Services is not intended to provide storage or constitute a warehouse but rather is intended to protect the Biomass from the elements for a very limited amount of time prior to its being loaded onto a Vessel for overseas or other transport, (iii) any incidental storage services provided by Owner during any time in which Biomass occupies a space in the Terminal are free of charge, and (iv) the Parties waive to the maximum extent permitted by applicable Laws any application of the terms of the Uniform Commercial Code of the State of North Carolina in respect of warehouses.

16.13 Dispute Resolution. Any dispute arising from this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), shall be referred to and finally resolved by arbitration under the rules of the American Arbitration Association (the “Rules”), which Rules are deemed to be incorporated by reference into this Section 16.13 except as expressly amended by this Section 16.13. The tribunal shall consist of three (3) arbitrators, two (2) of whom shall be nominated by the respective Parties and the third of whom shall be jointly selected by the two arbitrators selected by the Parties. The seat of the arbitration and the venue of all hearings shall be New York, NY and the language of the arbitration shall be English. The arbitral tribunal shall have power to award on a provisional basis any relief that it would have power to grant on a final award. Without prejudice to the powers of an arbitrator provided by the Rules, by statute or otherwise, the arbitral tribunal shall have power at any time, on the basis of written evidence and the submissions of the Parties alone, to make an award in favor of the claimant (or the respondent if a counterclaim) in respect of any claims or counterclaims to which there is no reasonably arguable defense (either substantively or as to the amount of any damages or other sums to be awarded). To the extent permitted by applicable Law, the Parties hereby agree to waive any rights to refer points of law, or to appeal, to the courts; provided, that nothing in this Section 16.13 shall be construed as preventing either Party from seeking conservatory or similar interim relief in any court of competent jurisdiction.

Section 17. Confidentiality.

17.1 Confidentiality. The existence and terms of this Agreement and information disclosed by or on behalf of either Party to the other Party or its representatives in connection with this Agreement (hereinafter referred to as “Confidential Information”) shall, during the Term and until the expiration of twelve (12) months after this Agreement has terminated, be treated as confidential by each Party and shall not be disclosed in whole or part by either Party to any third party without the prior written consent of the other Party. No breach of this Section 17.1 shall entitle the other Party to terminate this Agreement.

17.2 Confidentiality Carve-outs. Notwithstanding Section 17.1, neither Party shall be required to obtain the prior written consent of the other Party in respect of disclosure of Confidential Information:

(a) to Affiliates of such Party; provided, that such Party shall require such Affiliates to keep the Confidential Information confidential on the same terms as are provided in this Section 17;

(b) to Persons professionally engaged by or on behalf of such Party;

(c) to any Government Entity having jurisdiction over such Party, but only to the extent that such Party is required by such Government Entity to make disclosure;

(d) to any investors or potential investors in such Party or any affiliate thereof; provided, that such Party shall require such investor or potential investor to keep the Confidential Information confidential on the same terms as are provided in this Section 17;

(e) to any lenders or prospective lenders in connection with the financing of such Party’s operations;

(f) to the extent reasonably required by any Laws or rule of any relevant stock exchange or to the extent required by any juridical, arbitral or administrative proceeding; or

(g) to the extent any disclosure is required to be made in the financial statements of either Party or any of its Affiliates or in publicly filed documents to effect the transactions contemplated by this Agreement;

provided, that the disclosing Party shall keep the disclosure of the Confidential Information to the minimum necessary for the purpose for which it is disclosed.

17.3 Securities Filings. Notwithstanding anything to the contrary herein, either Party and its Affiliates shall be permitted to include in documents filed with regulators regarding securities offered or to be offered of such Party or an Affiliate of such Party (and in any amendments thereto or related offering documents) any information regarding the Parties, this Agreement and the transactions contemplated by this Agreement.

17.4 Press Releases. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party.

(Signature page follows)

This Agreement has been executed by the authorized representatives of each Party as indicated below effective as of the Effective Date.

Enviva Port of Chesapeake, LLC		Enviva Wilmington Holdings, LLC

By:	/s/ Stephen F. Reeves	By:	/s/ William H. Schmidt, Jr.
Name:	Stephen F. Reeves	Name:	William H. Schmidt, Jr.
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President, General Counsel and Secretary

TERMINAL SERVICES AGREEMENT (PORT OF CHESAPEAKE – SAMPSON VOLUMES)

SIGNATURE PAGE

EXHIBIT A

COMMERCIAL DETAILS

1. Customer Addresses

[                    ]

With a copy to:

Attention: General Counsel

Email: [                    ]

2. Owner Addresses

[                    ]

3. Estimated Shipments:

Calendar Year	Average Shipment Quantity (in metric tons)
2015	[ ]
2016	[ ]
2017	[ ]
2018 and thereafter	[ ]

4.	Requirements of Owner’s Vetting Process.

(a)	Vessel Requirements. Performing Vessel to be/have:

(i)	Singledeck Bulkcarrier engines./bridge aft BoxShaped or Self trimming supramax or smaller;

(ii)	Maximum Vessel age of 20 years;

(iii)	Geared with 20 metric ton cranes for use at load as required for load operations by Owner;

(iv)	Fully suitable for all load/discharge berths/ports/facilities including but not limited to LOA/Beam/Draft/WLTHC;

(v)	Classed highest Lloyds or equivalent for the duration of the voyage by a member of the IACS;

(vi)	CO2 fitted as required by the trade (mandatory);

(vii)	Entered with a first class P & I Club with full coverage and to remain so for duration of voyage;

(viii)	ITF or ITF Equivalent;

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(ix)	stanchions, if any, to be fully collapsible except in front of Vessel’s crane houses and in no way interfere with the loading operations; and

(x)	Rightship approval as per receiver vetting requirements

(b)	With Vessel nomination, Customer to provide Owner the following:

(i)	Full description of Vessel;

(ii)	Present position, intended itinerary prior arrival loading port and ETA loading port;

(iii)	Last 3 cargoes and last 3 load/discharge ports;

(iv)	Copies of valid class/ISPS/Gear/P+I/ISM/DOC/SMC certificates by email attachment;

(v)	Ownership chain;

(vi)	Pictures of Vessel holds when available, and Owner requires Customer’s efforts on this for each vessel nomination; and

(vii)	Declared cargo quantity and intended stow plan for that shipment.

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EXHIBIT B

MARINE NOMINATIONS AND SCHEDULING

1. Interpretation. In the event of any inconsistency between this Exhibit B and Section 5 of the Agreement, the terms and conditions of Section 5 shall prevail.

2. Laycan and Vessel Nominations.

(a) Shipping Schedule. By the first Business Day of each month from and after the Effective Date, Customer shall provide Owner a non-binding, indicative schedule of the Shipment size and 15 day windows of each Shipment to be delivered to Customer over the following 3-month period.

(b) Laycan Nominations. At least 30 days prior to the start of the applicable Laycan, Customer shall nominate to Owner a 10-day window for such Laycan, which Customer shall narrow to a 7-day Laycan at least 21 days prior to the start of such Laycan. For the avoidance of doubt, the final 7-day Laycan must be within the foregoing 10-day window.

(c) Vessel Nominations. Customer shall nominate the final performing Vessel for Shipments to be loaded by Owner at least 10 days before the first day of the applicable Laycan. Owner shall have one (1) Business Day to accept or reject such nominated Vessel, in writing to Customer. Upon any such rejection, Customer shall have the right to nominate a different Vessel within 2 Business Days of its receipt of such rejection in accordance with, and conforming to, the requirements of this Agreement. In the event that Customer does not nominate a Vessel when required hereunder and such failure continues for 5 days following Customer’s receipt of notice thereof from Owner, Owner shall have the right, upon two (2) Business Days’ written notice to Customer, to suspend Terminal Services until such failure has been cured or remedied to Owner’s reasonable satisfaction.

3. Estimated Time of Arrival. Customer or its designee will notify Owner of the estimated date and time of arrival at the Terminal of each Vessel with an approved nomination notice as soon as this information is available, but no later than forty-eight (48) hours in advance of the estimated time of arrival. The Vessel will be required to send Owner answers to pre-berthing questions at least forty-eight (48) hours prior to the estimated time of arrival. Owner will provide pre-berthing questions to the Vessel early enough to allow it a reasonable time to respond.

4. Notice of Readiness. After a Vessel has arrived at the customary anchorage or place of waiting, received all required clearances from Governmental Entities and is otherwise in all respects ready to proceed to berth and commence loading a Shipment, it will tender a Notice of Readiness to Owner in writing or via other available means acceptable to Owner. The Notice of Readiness will state the estimated time the Vessel will arrive at the Terminal wharf given any tidal or other constraints.

5. Vessel Berth. Owner shall use due diligence to designate a safe berth for the Vessel at which it can remain safely afloat and conduct cargo operations; provided, however, that Owner is not responsible or liable for maintaining the depth of the channel leading to the berth. Customer shall ensure all Vessels will be dimensionally acceptable and meet all requirements of the Terminal’s wharf facilities and governmental agencies.

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6. Berthing Order. Vessels arriving and issuing valid Notices of Readiness within the Laycan confirmed by Owner will be berthed at the Berth in the order of their tendering of valid notices of readiness, on a “first come, first served” basis. A Vessel shall be deemed to have arrived at such time as it has given a valid Notice of Readiness to Owner.

7. Berth Shifting & Vacating. Owner may require any Vessel to shift from one berth to another at the Terminal at any time. Owner may require any Vessel to vacate its berth if such action is reasonably required for the safe operation of the Terminal. If the Vessel is required to so vacate its berth, the Vessel, after tendering Notice of Readiness to recommence loading or discharging, will be re-berthed in the next open time slot on the Terminal dock schedule. If any Vessel fails to vacate its berth at the Terminal upon completion of loading Customer’s Shipment, then Customer shall be responsible for the costs incurred by other vessels that otherwise would be occupying the Berth but for the failure of Customer’s Vessel to vacate same.

8. Pollution, Prevention and Responsibility. Customer or its Agent will require all Vessels promptly and diligently to prevent, mitigate and remediate all pollution emanating from said Vessels. Customer or its Agent will require all Vessels to comply with Law and to carry all liability and pollution insurance required by Law. In the event of any Biomass spills or other environmentally polluting discharge caused by the fault of Customer’s Vessel, Owner shall immediately notify Customer, and, subject to Customer’s consent, is authorized to commence containment or cleanup operations as deemed appropriate or necessary by Owner (and consented to by Customer). All reasonable costs of containment or cleanup for such spill or discharge shall be borne by Customer, except that, in the event a spill or discharge is the result of joint negligence or misconduct of both Owner and Customer’s Vessel, costs of containment or cleanup shall be borne jointly by Owner and Customer in proportion to each Party’s or its Vessel’s negligence or misconduct.

9. International Ship and Port Facility Security Code Compliance. Customer shall ensure that any Vessel receiving Customer’s Biomass under this Agreement is in compliance with the International Ship and Port Facility Security Code and any relevant amendments to Chapter XI of SOLAS (“ISPS code”) or the Maritime Transportation Security Act (“MTSA”) of 2002, as applicable, and similar laws and regulations pertaining to the security of ports, facilities, or terminals. The Terminal will operate in compliance with all applicable Laws for the activities as contemplated herein this Agreement.

B-2

Exhibit C

SPECIFICATIONS

PARAMETER	UNITS	LIMIT		TOLERANCE	METHOD	PERFORMED BY
Composition
Origin and Source	Only Forest, plantation, and other virgin (chemically untreated) wood				EN 14961-1	Seller Decl.
Bark	% wt, arb	<	8%	none		Seller Decl.
Additives or Binders[1]	% wt, arb	<	3%	none		Seller Decl.
Extraneous Materials			none	none		Insp
Burned or Charred Pellets			none	none		Insp
Water Damage			none	none		Insp
Sampling & Sample Prep					EN 14778, EN 14780	Insp & Lab
Bulk Physical Parameters
Temperature [2]	deg C	<	60	1 deg C	EN15234	Insp
Fines <3.15 mm (round-hole)	%wt, atb	<	3.0	none	EN 15149	Insp
Diameter	mm		6 to 10	none	EN 16127	Lab
Average Length	mm		10-40	none	EN 16127	Lab
Pellets < 40mm in Length	%wt, atb	>	99.0	none	EN 16127	Lab
Pellets < 50mm in Length	%wt, atb	>	99.9
Bulk Density	kg/m3	>	645-750	2% of limit	EN 15103	Lab
Durability	%wt, atb		97.5-99	0.5% absolute	EN 15210-1	Lab
DSEAR Information
Cloud Ignition Temp	deg C	>	400	none		Lab**
5mm Layer Ignition Temp	deg C	>	210	none	EN 13821	Lab**
Ignition Energy (capacitive) [3]	mJ	>	30	none	or	Lab**
Explosion Pressure	bar	<	10.5	none	ASTM E2019	Lab**
Specific Dust Constant, KSt	bar x m/s	<	200	none		Lab**
Explosive Ratio, ST	ST		ST-1	none		Lab**
Proximate Analysis
Volatiles	% wt, arb		70 - 82	4% of mean	EN 15148	Lab
Total Moisture	% wt, arb		4 - 10	0.5% absolute	EN 14774-1	Lab
Ash	% wt, db	<	1.5	0.1% absolute	EN 14775	Lab
NCV (at const. pressure)	GJ/mt, arb	>	16.5	0.3 GJ/mt	EN 14918	Lab
Ultimate Analysis
Oxygen	%wt, arb		28 to 42	1.5% absolute	EN 15296	Lab
Nitrogen	%wt, db	<	0.4	0.05% absolute	EN 15104	Lab
Sulfur (any ship)	%wt, db	<	0.05	0.01% absolute	EN 15289	Lab
Sulfur (annual avg)	%wt, db	<	0.02	0.01% absolute	EN 15289	Lab

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Chlorine (any ship)	%wt, db	<	0.02		0.01% absolute	EN 15289	Lab
Chlorine (annual avg)	%wt, db	<	0.018		0.01% absolute	EN 15289	Lab
Flourine	mg/kg, db	<	70		none	EN 15289	Lab*
Ash Fusion
DT (Oxidizing)	deg C	>	1200		50	CEN/TS 15370-1	Lab*
DT (Reducing)	deg C	>	1150		50	CEN/TS 15370-1	Lab*
Major and Minor Metals
As,Co,Cr,Cu,Mn,Ni,Pb,Sb,V	mg/kg, db	<	800		none	EN 15297	Lab*
As	mg/kg, db	<	1.3		0.064 absolute	EN 15297	Lab*
Al	mg/kg, db	<	800		n/a	EN 15290	Lab*
Ca	mg/kg, db	<	5250		n/a	EN 15290	Lab*
Cd	mg/kg, db	<	0.3		0.06	EN 15297	Lab*
Cr	mg/kg, db	<	15.0		0.032 absolute	EN 15297	Lab*
Cu	mg/kg, db	<	16.0		0.043 absolute	EN 15297	Lab*
Fe	mg/kg, db	<	700		n/a	EN 15290	Lab*
Pb	mg/kg, db	<	10.0		0.033 absolute	EN 15297	Lab*
Mg	mg/kg, db	<	750		n/a	EN 15290	Lab*
Hg	mg/kg, db	<	0.1		0.0046 absol.	EN 15297	Lab*
Ni	mg/kg, db	<	10.0		n/a	EN 15297	Lab*
K	mg/kg, db	<	2100		n/a	EN 15290	Lab*
P	mg/kg, db	<	300		14	EN 15290	Lab*
Si	mg/kg, db	<	3400		n/a	EN 15290	Lab*
Na	mg/kg, db	<	590		n/a	EN 15290	Lab*
Sn	mg/kg, db	<	1.0		n/a	EN 15297	Lab*
Ti	mg/kg, db	<	100		n/a	EN 15290	Lab*
V	mg/kg, db	<	4.0		n/a	EN 15297	Lab*
Zn	mg/kg, db	<	20		5.43 absolute	EN 15297	Lab*
Halogenated Organics
Benzo-a-pyrene	mg/kg, db	<	0.5		None	GCMS	Lab*
Pentachlorphenol	mg/kg, db	<	3.0		None	ECD	Lab*
Particle Size Distribution in Pellets
% < 4.0mm	% wt, atb	>	99.5	[4]	0.5% absolute	EN 16126	Lab
% < 3.15mm	% wt, atb	>	98.0		0.5% absolute	EN 16126	Lab
% < 2.0mm	% wt, atb	>	92.5		1% absolute	EN 16126	Lab
% < 1.0mm	% wt, atb	>	50.0		5% absolute	EN 16126	Lab
% < 0.1mm	% wt, atb	<	7.0		2% absolute	EN 16126	Lab
Mean Particle Size [4]	microns	>	420		none	see note	Lab

atb = as-tested basis; arb = as-received basis; db = dry basis

Tolerances are expressed in the same units as the limits, except where noted otherwise. Where tolerances are not currently declared in the referenced EN method (as indicated by n/a in the table above), at such a time as said tolerances are officially declared by the relevant governing body, those tolerances will be adopted in the table above.

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1 – Additives or binders shall be of vegetal origin only and shall meet all sustainability requirements applicable to the Biomass

2 – Maximum bulk temperature shall be checked at the delivery point.

3 – Particles having at least one dimension less than 600 microns shall be deemed acceptable.

4 – The MIE shall be carried out on a sample seived to an average particle size of 75 micron and dried to a moisture content of 4%.

* – Once each quarter, or as requested by Buyer

** – Once before first shipment, or as requested by Buyer

“Lab” analysis shall be performed by an independent laboratory and “Insp” test shall be performed by an independent inspector. “Insp & Lab” shall mean that a field test shall be performed by the independent inspector and a lab value shall be analyzed by the independent laboratory.

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